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Prepared Remarks from Conference Call                            Exhibit 99-2
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                            Conference Call Script
                              Third Quarter 2001

Bruce Thomas:

Good morning. This is Bruce Thomas, Cadmus President and Chief Executive Officer. Thank you for joining us this morning for a review of our results for the third quarter of fiscal 2001. Dave Bosher, our senior vice president and chief financial officer, joins me on the call today. After our comments, we will be glad to answer any questions you may have.

Before we get into the review, let me deal with the customary Safe Harbor statements. Please note that certain of our comments here represent "forward looking statements" and are subject to certain risks and uncertainties that may cause actual results to differ materially. Those risks and uncertainties are set forth in our press release and included in a Form 8-K, which will be filed shortly with the SEC and to which you should refer for additional details.

As you have seen from our press release issued earlier today, our fiscal 3rd quarter was in line with our revised forecast - with operating income slightly in excess of $7 million and earnings per share of $.06, before restructuring and other charges. In today's call, we want to discuss our third quarter performance, our outlook for our fiscal 4th quarter, and trends and prospects for fiscal 2002. Before we do that, however, I'd like to talk about the fundamental trends in our business.

As we examine those trends, we can basically split our business right down the middle. Two of our divisions, STM journals and books and directories, are experiencing strong demand and revenue increases. In these divisions, which represent almost 60% of our revenues, the fundamentals are quite sound. Our other two divisions, special interest magazines and specialty packaging, continue to be adversely impacted by the softness in the U.S. economy and significantly lower advertising and promotional spending. In these divisions, we, like our peers, are struggling with soft demand, excess capacity, and the profitability issues that naturally result from such market conditions.

I'd like to drill down a bit further regarding the dichotomy between the two halves of our business. In particular, I'd like to talk about how we are working to exploit the growth opportunities we see in the one and address the excess capacity issues we are experiencing in the other.

We are encouraged by the strong fundamentals in the scientific, technical, and medical market. We continue to see solid top line growth, despite the pricing pressures we have experienced with the consolidation among commercial publishers. This revenue growth has been driven by an accelerating increase in STM pages. Looking at our statistics on STM pages - which are the actual number of pages that our customers publish - and STM copies - the number of copies of each journal that our customers produce, the trends remain positive in both cases. We have not seen a meaningful decline in the number of copies produced. In fact, copies have remained quite steady. Much more importantly, however, we have seen a consistent increase in the number of pages published. For the past three years, page growth has averaged approximately 4% annually. This year, however, we have seen even larger growth in pages, culminating this quarter in an 8% increase year over year. In addition, we expect this page growth to continue as funding for the National Institutes of Health and
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similar grant-generating organizations is slated to be increased by double-
digits in President Bush's recently submitted budget.

These trends are important and encouraging for Cadmus. Unlike our traditional "ink on paper" competitors, most of our value-added sales to the STM market come from either content management or first-copy revenues. Thus, the steady growth of pages is not only integral to our overall business model, it is also our most
powerful driver of revenue growth.   Contrasted to virtually all other print
businesses, our STM business has surprisingly little financial risk from a
decline in the number of copies produced.   For example, in some of our heavy
page-count, shorter-run titles, a 50% drop in copies would only translate to a 4 to 5% decline in value added revenue. Conversely, a 5% increase in pages, for example, would generally produce a similar increase in value-added revenues.

This is an extremely important point for our investors to understand, because it is at the core of our strategy going forward and a key financial driver for our business. When we talk about content management, we refer to all the services that we provide to prepare the content for distribution, either in print or in alternative media. Typical content management services include editorial, page composition, file conversion, and issue management services. Annually, we provide content management services for nearly 1 million pages of STM content - several times the number handled by our nearest competitor. In this business, we are not comparable at all to other publication printers. Our "typical" journal is a monthly publication with perhaps as many as 800 pages but only 5,000 copies. The effort we expend, and therefore the dollars that we generate, are associated with the creation of the page, not with the generation of lots of copies.

Our longer-term strategy is to have our industry-leading content management capability seamlessly deliver that content to plants specifically dedicated to the production of the media format selected by the publisher - either journal, book, or magazine. As I said last time, our goal is to move from a printer of journals that also offers content management services to a specialized, content management company that also can handle the distribution of that content in print. To capitalize more quickly on the strong fundamentals in this market, we have accelerated investment in our content management business. Specifically, we are implementing new content management software platforms, accelerating the roll-out of additional versions of our on-line peer review system, ramping up more rapidly our India operations, moving to a standardized, completely digital workflow in our pre-press operations, and completing the consolidation of our article reprint and journal fulfillment operations. We also are adding sales and marketing resources to pursue these near-term content management opportunities. Finally, we are making the investment to add capacity to permit
our books and directories division to sustain its growth into fiscal 2002.   The
costs associated with the acceleration of these investments adversely affected our 3rd quarter results and will also affect our 4th quarter profitability. However, we feel that we must exploit the substantial opportunities created by these page growth and content management trends and we feel that we will be well positioned to grow our market-leading position in professional and STM publication services.

In our other special interest magazine and specialty packaging divisions, the
fundamentals are much different.   As the U.S. economy has continued to slow,
magazine publishers have experienced a significant drop in advertising spending
- some by as much as 30%. They have responded to these market changes by canceling unprofitable titles, reducing pages, and reducing print runs. Similarly, and again driven by broad economic softness, marketers are working down existing inventories, in the process reducing their demand for new packaging and collateral printing. This slowdown in new product introductions, combined with the slowdown among technology companies, has driven continued softness in the specialty packaging market. These actions by publishers and marketers have created excess capacity and price competition has intensified.
We have felt the impact of these deteriorating market conditions. This quarter, we saw a 2% decline in special interest magazine revenues and an 11% decline in specialty packaging revenues. We expect to see this sort of decline in our fourth quarter as well.
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We are not counting on a near-term economic rebound.  In addition, we have decided not to blindly chase promotional print volume down to unprofitably low
pricing levels.   We have decided, rather, to reduce our capacity, and, at the same time, to position our businesses in these markets for longer-term success. As we announced earlier, we have closed our Atlanta-based logistics operation and consolidated that operation into our similar, Charlotte-based facility.
This move reduced our capacity and our cost structure. Importantly, however, we were able to retain and relocate Atlanta's key accounts and enhance the capabilities of our more versatile, less technology-focused Charlotte facility. These enhanced capabilities will help us meet the demands of the several new pharmaceutical and non-technology customers we have landed. Again, our goal was to not just rationalize capacity and reduce cost, but also to fundamentally strengthen our business. Similarly, we announced a few weeks ago the consolidation of our Richmond-based print facilities. This consolidation, which will not be completed until the end of our 4th quarter, will reduce our capacity and cost structure, and will also reduce our dependence upon commercial volume. In effecting this consolidation, we will also be reconfiguring equipment to give us much needed 8-unit full web capacity. This will permit us to gain significant efficiencies with respect to our existing volume at our Byrd Press plant, and will also give us a unique manufacturing capability in this region.

While we continue to experience soft demand in our special interest magazine and specialty packaging businesses, we believe that these two markets are attractive ones, with longer-term solid growth potential and little risk of digital substitution. We know that we must address our excess capacity and we know that
we must control costs.   As we do that, however, we have tried not to pass up
opportunities to improve our business and our competitive position. When these markets strengthen, we think we will benefit from these moves and from this approach.

In short, we believe that we have taken several positive steps to position Cadmus to capitalize on the strong fundamentals in the STM journal services and books and directories markets. Moreover, we believe we have acted aggressively, but thoughtfully, to address the continued soft demand in the special interest magazine and specialty packaging markets. A less strategic, but purely short-term, approach may have produced better earnings for Q3 and Q4. However, we are optimistic that our approach will pay dividends in fiscal 2002 and beyond.

With that, I'll turn it over to Dave for a more detailed review of our fiscal 3rd quarter.

Dave Bosher

Thanks, Bruce, and again good morning everyone. I'd like now to highlight some additional data that will assist you in better understanding our fiscal 3rd quarter results.

Net sales for the third quarter totaled $121.9 million, compared with $121.7 million last year. Sales from our Publication Services segment (which includes our STM journal services, special interest magazines, and books and directories divisions) rose 2% from a year ago, that was led by 3% growth in STM journal sales and a 19% increase in professional books and directories sales. Partially offsetting these gains was a 2% decline in special interest magazine sales, which resulted from lower advertising spending and soft commercial, printing markets. Other segment sales declined 9% in the quarter due primarily to an 11% decline in specialty packaging sales that were attributable to industry-wide softness. It is important to note that all of the packaging sales decline in the third quarter was attributable to lower revenues from the now-closed CTS-Atlanta facility, which as you know, had a very high concentration of high-technology clients. Sales from our core packaging operation in Charlotte were actually flat year-over-year, despite its sales to technology-based customers declining by approximately $3.0 million from the prior year. Sales to its non-tech customer base rose over 30% as they made good progress in migrating their customer base to other markets, such as pharmaceuticals.

Operating income before restructuring and other charges totaled $7.0 million in the third quarter compared to $11.3 million last year. Third quarter operating income included $1.1 million of operating
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losses from the Company's Atlanta-based logistics and Graphic Solutions operations, both of which are being consolidated with other operations. Consolidation costs and additional expenses related to the initiatives that Bruce described also reduced third quarter operating income by approximately $1.4 million. In addition to these two factors, our gross margin and operating income were also adversely impacted, like others in our industry, by higher electricity and natural gas prices and lower income from waste paper recovery, as pulp prices continued to fall. These two factors alone reduced third quarter earnings by over $.05 per share compared to the prior year, and adversely impacted gross and operating margins by 60 basis points.

I do want to highlight the change in our effective tax rate and the impact that it had on 3rd quarter EPS. Based on our lower forecast for pre-tax income for fiscal 2001, the Company's effective tax rate has risen to 45.2% for the full year. In the 3rd quarter, however, the effective income tax rate was 67.7%, reflecting the cumulative impact of this higher rate for the nine months ended
March 31, 2001.   This higher 3rd quarter tax rate adversely impacted earnings per share for the quarter by approximately $.05 per share. The tax rate for the fourth quarter will also be 45.2% and we do not anticipate a similar "catch-up" impact in the 4th quarter.

A few balance sheet and cash flow items of note. Cash flow in the third quarter was on-target, as we generated $9.7 million in total cash flow and reduced debt by an additional $7.6 million. This reduction in debt brought our total debt, adjusted for the receivables securitization program, to $227.7 million compared to $246.0 million at June 30, 2000. This strong cash flow performance puts us right on target with our original FY 2001 cash flow plan, and we maintained focus on working capital in the third quarter and capital expenditures remained in-check at $5.2 million. Capital expenditures for the year will be below $20 million and we are confident that we will achieve our $20 million debt reduction goal for fiscal 2001.

Finally, I want to provide you just a little additional detail on the special charge this quarter of $15.5 million, pre-tax, or $1.13 per share after taxes. This charge was primarily related to 1) the consolidation of our Atlanta-based packaging logistics operations with our Charlotte logistics facility, and 2) the consolidation of our two magazine and commercial printing facilities in Richmond. In addition, the charge also covered other actions to reduce operating costs. Of the total charge, $9.5 million was for non-cash items, including the write-off of goodwill and the write-down of assets in the consolidated operations. We estimate that these actions, when completed, will eliminate approximately $2.6 million in annual losses from the closed operations and generate at least another $2.0 million in annual costs savings. We expect to record additional charges in the fourth quarter of approximately $1.0 million related to additional cost reduction actions we will take.

This concludes my financial comments. I'd like to now turn the call back over to Bruce for his assessment of our prospects for the fourth quarter and for fiscal 2002. Bruce.

Q4 and Fiscal 2002 Outlook
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Thanks, Dave.

As I mentioned we think the fundamentals in our STM journal and books and directories markets are strong and will remain so. The STM market in particular shows little if any sensitivity to overall economic conditions. Conversely, we are not looking for near term improvement in the special interest magazine and specialty packaging markets. A complete rebound here will not occur until there is meaningful improvement in the overall economy and a resumption of more normal levels of advertising and promotional spending.

As I indicated earlier, we actually accelerated several strategic initiatives in our content management
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and other STM-related operations. These additional costs will continue throughout most of our fiscal 4th quarter, again impacting margins and profitability. In addition, while the actions we have taken to reduce capacity and costs will have significant positive impact on earnings, we do not expect to see the full impact of these actions in the 4th quarter due to additional operating losses we will incur through their respective shutdown dates. So, while Q4 may show modest improvement over Q3, it will not be fully reflective of our run-rate going forward.

Regarding fiscal 2002, we have only limited visibility regarding our special
interest and specialty packaging businesses.   Therefore, we do not believe it
is prudent to do a forecast or even establish a range at this time. We do know, however, that there are several key drivers to what we believe will be a significantly better fiscal 2002. They include:

1. The elimination of losses from closed and consolidated operations - These operations lost $1.1 million in the 3rd quarter and will lose approximately $2.6 million for fiscal 2001 as a whole;

2. Completion of the content management and related initiatives - These initiatives added approximately $1.4 million to 3rd quarter operating expenses and will also add a like amount to Q4 as we complete these actions. We will continue to make investments of this type, so not all of these costs represent a probable "pick-up." However, a sizeable portion does in fact represent additional costs that will end in Q4;

3. Continued reduction in debt - The $20 million we plan for this year, even at current interest rates, would translate into an incremental EPS of $.03 per share per quarter in FY2002. We should generate another $20 million debt reduction next fiscal year and expect that the net impact of the restructuring actions, when complete, will allow us to reduce debt by at least another $8-10 million;

4. A recovery in packaging sales and profitability toward FY 2000 levels --Even after carving out the loss from our Atlanta logistics operations, FY 2001 operating results from our packaging operations will show a negative variance of $.20 per share to its FY 2000 results; and

5. Faster than planned growth in our content management business. The margins and returns in this less capital-intensive portion of our business are very solid, so growth here not only drives earnings, but improves cash flow and return on capital as well.

In conclusion, let me say that we are determined to ensure that fiscal 2002 shows the positive impact of the actions we have taken in fiscal 2001. We know that fiscal 2001 has not been what you or we had hoped for in terms of earnings. However, we have addressed several issues that have long needed attention and we have made the investments, both human resource and financial, required to take advantage of the strong fundamentals and encouraging trends in our core businesses. As we get closer to the end of our fiscal year, we will try to be more precise about what we believe we can do in fiscal 2002. In the interim, we will work hard to ensure that the closures, consolidations, and initiatives are completed in Q4 and that we enter 2002 focused on growing our top line and our bottom line as aggressively as you and we would like.

We'd like now to answer any questions that you may have for Dave and for me. Nicole?

Closing

In closing, and on behalf of my management team and the Board of Directors, I would like to thank all of you for your patience, your feedback, and your support. This has been a busier and more challenging year than any of us had anticipated. Throughout the year, however, you have been supportive and constructive in all of your feedback and input. We have very much appreciated that and it has made us more determined to make sure that your patience and support has not been misplaced.

Again, thank you again for joining us on today's call.